UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: July 23, 2021

Date of earliest event reported: July 19, 2021
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Maximus, Inc.
(Exact name of registrant as specified in its charter)
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Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)
1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)
Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mr. Richard J. Nadeau

Maximus, Inc. (“Maximus”) previously disclosed the planned retirement of its Chief Financial Officer, Richard J. Nadeau, effective November 30, 2021. In anticipation of his retirement, on July 20, 2021, Maximus entered into a Separation, Confidentiality and Non-Competition Agreement (the “Nadeau Separation Agreement”) with Mr. Nadeau pursuant to which Maximus agreed (a) all restricted stock units and performance stock units previously awarded to Mr. Nadeau will continue to vest in accordance with their stated terms notwithstanding the termination of Mr. Nadeau’s employment and in accordance with the Maximus policy pertaining to treatment of equity at retirement for key executives and (b) for so long as Mr. Nadeau is providing consulting services to Maximus under the Consulting Services Agreement (defined below), to pay the full amount of COBRA coverage for Mr. Nadeau and his spouse at the benefit level existing at November 30, 2021. Mr. Nadeau agreed to a release of all claims in favor of Maximus and its affiliates and is obligated to comply with certain confidentiality provisions and, until 24 months following the last vesting date of his outstanding equity awards, certain non-competition and non-solicitation provisions contained in the Nadeau Separation Agreement.

On July 20, 2021, Maximus also entered into a Consulting Services Agreement with Mr. Nadeau (the “Consulting Services Agreement”) pursuant to which Mr. Nadeau will provide consulting services related to the transition of the Chief Financial Officer position, transition of the principal accounting officer role and continued support for investor relations and communications, effective December 1, 2021 and ending May 31, 2022 (unless extended), and Maximus agreed (a) to pay Mr. Nadeau a retainer of $11,000 per month and reasonable and necessary expenses incurred in connection with the services rendered and (b) to indemnify Mr. Nadeau on the same terms as applicable to Maximus’ officers and directors.

Retirement of Mr. Thomas Romeo

Maximus previously disclosed the retirement of Thomas Romeo from his role as U.S. Federal Services Segment General Manager effective July 31, 2021. In anticipation of his retirement, on July 19, 2021, Maximus entered into a Separation, Confidentiality and Non-Competition Agreement (the “Romeo Separation Agreement”) with Mr. Romeo pursuant to which Maximus agreed (a) that Mr. Romeo will act in an advisory capacity to the General Manager of the U.S. Federal Services Segment from August 1, 2021 until March 31, 2022, with a base salary of $25,000 per month, (b) all restricted stock units and performance stock units previously awarded to Mr. Romeo will continue to vest in accordance with their stated terms notwithstanding the termination of Mr. Romeo’s employment and in accordance with the Maximus policy pertaining to treatment of equity at retirement for key executives, (c) to pay Mr. Romeo a cash bonus of $511,500 for fiscal year 2021 and $350,000 in lieu of equity awards that would have been granted to Mr. Romeo after the conclusion of fiscal year 2021, and (d) to pay Mr. Romeo the cost of COBRA coverage from March 31, 2022 until August 31, 2022. Mr. Romeo agreed to a release of all claims in favor of Maximus and its affiliates and is obligated to comply with certain confidentiality provisions and, until 24 months following the last vesting date of his outstanding equity awards, certain non-competition and non-solicitation provisions contained in the Romeo Separation Agreement.

A copy of the Nadeau Separation Agreement, the Consulting Services Agreement and the Romeo Separation Agreement are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibits 10.1, 10.2 and 10.3.

(d) Exhibits.

Exhibit No.	Description

10.1	Nadeau Separation Agreement
10.2	Consulting Services Agreement
10.3	Romeo Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maximus, Inc.

Date: July 23, 2021	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary